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June 26, 2019

RIVERNORTH OPPORTUNITIES FUND, INC.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Re:	Registration Statement on Form N-2A:
1933 Act File No.: 333-225152
1940 Act File No.: 811-22472

Ladies and Gentlemen:

We have served as Maryland counsel to RiverNorth Opportunities Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (the “Company”), in connection with the offering from time to time of up to $200,000,000 of shares of common stock, $0.0001 par value per share, of the Company covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

MORRISON & FOERSTER LLP

/s/ Morrison & Foerster LLP